Exhibit 10.21

ENOVA INTERNATIONAL, INC.

2011 LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

FOR SPECIAL GRANT OF RESTRICTED STOCK UNITS

This Long-Term Incentive Plan Award Agreement for Special Grant of Restricted Stock Units (the “Agreement”) is entered into as of the             th day of             , 201  , by and between ENOVA INTERNATIONAL, INC. (the “Company”) and                     (“Director”).

WITNESSETH:

WHEREAS, the Company has adopted the Enova International, Inc. 2011 Long-Term Incentive Plan (the “Plan”), which is administered by the Management Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”); and

WHEREAS, pursuant to Section 9 of the Plan, the Committee has approved a special grant to Director of an award (the “Award”) of Restricted Stock Units (“RSUs”); and

WHEREAS, the RSUs represent the unfunded and unsecured promise of the Company to issue to Director an equivalent number of shares of the common stock of the Company or its successors (“Common Stock”) at a future date, subject to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Award.

(a) General. Subject to the restrictions and other conditions set forth herein, the Company hereby grants to Director an Award of             RSUs.

(b) Grant Date. The Award was granted to Director on             , (the “Grant Date”).

2. Vesting. The RSUs granted under the Award shall vest in substantially equal 25% increments on each of the following dates as long as Director serves continuously on the Board through the applicable vesting date:

(a) First 25%	The first anniversary of the Grant Date;

(b) Second 25%	The second anniversary of the Grant Date;

(c) Third 25%	The third anniversary of the Grant Date; and

(d) Fourth 25%	The fourth anniversary of the Grant Date; and

Any RSUs that have not vested shall remain subject to forfeiture under Section 3 of this Agreement.

3. Treatment of Award Upon Termination of Service on the Board or Failure to Vest. In the event that the closing of the sale of shares of Company Common Stock through an underwritten

public offering of such shares does not occur on or before                     , no portion of the Award shall vest and the Award shall be forfeited on such date. Upon Director’s termination of service on the Board for any reason (including death), any portion of the Award that has not been forfeited in accordance with the first sentence of this Section 3 and has not yet vested as provided in Section 2 of this Agreement shall be immediately forfeited, and Director shall forfeit any and all rights in or to such unvested portion of the Award.

4. Payment of Awards.

(a) As each 25%-portion of the Award vests, the Company shall instruct its transfer agent to issue a stock certificate evidencing the conversion of such vested RSUs into whole vested shares of Common Stock in the name of Director (or if Director has died, in the name of Director’s designated beneficiary or, if no beneficiary has been designated, Director’s estate (“Beneficiary”)) within a reasonable time after the vesting date of such 25%-portion of the Award, but (b) in no event will the Common Stock relating to the then-vesting portion of the Award be transferred to Director later than December 31 of the calendar year in which the vesting date for the then-vesting portion of the Award occurs. The Company shall not be required to deliver any fractional shares of Common Stock under the Award. Any fractional shares shall be rounded up to the next whole share.

5. Change in Control.

(a) Vesting and Payment. In the event of a Change in Control (as defined below), vesting of the entire Award shall automatically accelerate and become 100% vested as of the date the Change in Control occurs as long as Director has continuously served on the Board through the day immediately preceding the date of the Change in Control. In such event, the shares of Common Stock evidencing vested RSUs shall be delivered to Director in a lump sum within 60 days following the date of the Change in Control. A “Change in Control” shall mean an event that is a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in Code §409A and guidance issued thereunder. As a general overview, a Change in Control will occur on the date that any of the following events occurs:

(i) Any one person, or more than one person acting as a group (as defined in Code Section 409A), acquires ownership of the Company’s stock that, together with all other Company stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company.

(ii) The date any one person, or more than one person acting as a group, acquires (or has acquired, during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company.

(iii) The date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(iv) The date a majority of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

Notwithstanding the foregoing, neither a change in ownership nor a change in effective control shall be considered to have occurred as a result of (i) any acquisition or disposition of the Company’s stock by, or an increase in the percentage of the Company’s stock owned by, Cash America International, Inc. or any entity required to be aggregated with Cash America International, Inc. under Code Sections 414(b) or 414(c), or (ii) any event that occurs on or before the thirtieth (30th) day following the Grant Date. Notwithstanding the incorporation of certain provisions from the Treasury Regulations under Code Section 409A, the Company intends that all payments under this Agreement be exempt from Section 409A under the exemption for short-term deferrals in Treasury Regulations Section 1.409A-1(b)(4).

(b) Substitution. Notwithstanding anything set forth herein to the contrary, upon a Change in Control, the Committee, in its sole discretion, may, in lieu of issuing Common Stock, provide Director with an equivalent amount payable in the form of cash.

6. Agreement of Director. Director acknowledges that certain restrictions under state or federal securities laws may apply with respect to the shares of Common Stock to be issued pursuant to the Award. Specifically, Director acknowledges that, to the extent Director is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the shares of Common Stock to be issued as a result of the Award are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144). Director hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.

7. Withholding. Upon the issuance of shares to Director pursuant to this Agreement, Director shall pay an amount equal to the amount of all applicable federal, state and local employment taxes which the Company is required to withhold at any time. Such payment may be made in cash or, with respect to the issuance of shares to Director pursuant to this Agreement, by delivery of whole shares of Common Stock (including shares issuable under this Agreement) in accordance with Section 14(a) of the Plan.

8. Adjustment of Awards.

(a) If there is an increase or decrease in the number of issued and outstanding shares of Common Stock through the payment of a stock dividend or resulting from a stock split, a recapitalization, or a combination or exchange of shares of Common Stock, then the number of outstanding RSUs hereunder shall be adjusted so that the proportion of such Award to the Company’s total issued and outstanding shares of Common stock remains the same as existed immediately prior to such event.

(b) Except as provided in Section 8(a) of this Agreement, no adjustment in the number of shares of Common Stock subject to any outstanding portion of the RSUs shall be made upon the issuance by the Company of shares of any class of its capital stock or securities convertible into shares of any class of capital stock, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon the conversion of any other obligation of the Company that may be convertible into such shares or other securities.

(c) Upon the occurrence of events affecting Common Stock other than those specified in Sections 8(a) and 8(b) of this Agreement, the Committee may make such other adjustments to awards as are permitted under Section 5(c) of the Plan. This section shall not be construed as limiting any other rights the Committee may have under the terms of the Plan.

9. Plan Provisions.

In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, as may be amended from time to time, which are hereby incorporated by reference. Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein. In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control.

10. Miscellaneous.

(a) Limitation of Rights. The granting of the Award and the execution of the Agreement shall not give Director any rights to (1) similar grants in future years or (2) any right to be retained as a member of the Board.

(b) Interpretation. Director accepts this Award subject to all the terms and provisions of the Plan and this Agreement. The undersigned Director hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.

(c) Stockholder Rights. Neither Director nor Director’s Beneficiary shall have any of the rights of a stockholder with respect to any shares of Common Stock issuable upon vesting of this Award, including, without limitation, a right to cash dividends or a right to vote, until (i) such Award is vested, and (ii) such shares have been delivered and issued to Director or Director’s designated Beneficiary pursuant to Section 4 of this Agreement.

(d) Severability. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(e) Controlling Law. The Agreement is being made in Illinois and shall be construed and enforced in accordance with the laws of that state.

(f) Construction. The Agreement and the Plan contain the entire understanding between the parties, and supersedes any prior understanding and agreements between them, representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(g) Headings. Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.

(h) Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of Director’s heirs, legal representatives, successors and assigns.

(i) Originals. This Agreement may be executed electronically and/or in duplicate counterparts, the production of either of which shall be sufficient for all purposes for the proof of the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement effective as of the day and year first set forth above.

ENOVA INTERNATIONAL, INC.

By:
Timothy S. Ho, President & Chief Executive Officer

DIRECTOR

Name:

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